For:	Alamo Group Inc.

Contact:	Robert H. George Vice President 830-372-9621

For Immediate Release

Financial Dynamics
Eric Boyriven/Kellie Nugent
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2004 SECOND QUARTER RESULTS

SEGUIN, Texas, August 3, 2004 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter and six-months ended June 30, 2004.

Net sales for the second quarter increased 22% to $89.8 million from $73.5 million for the same period last year.  Net income for the quarter was $4.8 million, or $0.49 per diluted share, a 48% increase over the prior year's net income of $3.3 million, or $0.33 per diluted share.  The results of the 2004 second quarter included those of Rousseau Holding, which was acquired in March 2004.  Excluding Rousseau Holding, net sales for the quarter were up 13% and net income was up 48% compared to the same period in 2003.

The results for the quarter include a non-operating gain of approximately $544,000 from insurance proceeds related to a fire at the Company's Seguin, Texas facility in December 2003.  The results also include a write-down of approximately $600,000 on the assets of the Company's Guymon, Oklahoma facility, which was closed in 2001 and has been held for resale since that time.  The Company's desire to speed up the disposal of the remaining equipment has led to this reduction in carrying costs.

For the first six months of 2004, net sales were $169.5 million, an increase of 20% compared with $140.9 million in the first six months of 2003.  Net income for the six-month period in 2004 was $7.1 million, or $0.72 on a fully diluted basis.  This is an 81% increase over the prior year's net income of $3.9 million, or $0.40 per diluted share.  Without the contributions of Rousseau Holding, net sales were up 15% and net income increased 74% compared to the same period in 2003.

Sales for Alamo's North American Agricultural Division were $31.3 million in the second quarter of 2004, a 17% increase compared to the $26.8 million achieved in 2003.  This growth reflects an improvement in the overall market for agricultural equipment, a trend that the

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ALAMO GROUP INC. ANNOUNCES 2004 SECOND QUARTER RESULTS             PAGE 2

Company began to experience in the fourth quarter of 2003.  The outlook for this sector remains favorable as commodity prices are strong and farm incomes continue to increase.

North American Industrial Division sales increased by 7% to $31.4 million in the second quarter of 2004 compared to $29.5 million in the second quarter of 2003.  This increase also reflects improved market conditions, though this sector of the Company's business has still not fully recovered from the downturn that began in 2002.  Sales in this segment are mainly to governmental entities and related contractors, and while this business is improving, it is still being affected by budgetary constraints at various city, county, and state governments.

Alamo Group's European Division sales in the second quarter of 2004 were $27.1 million, an increase of 56% over sales of $17.3 million in the same period of 2003.  The acquisition of Rousseau Holding accounted for approximately 6% of this growth.  The strong internal growth was a result of market improvements and continued success of the group's expanded market presence.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented, "Our second quarter results reflect a continuation of the positive trends we have experienced that began in the last half of 2003.  The combination of strengthening markets and improved production efficiencies has led to solid growth in sales and earnings.  These gains were achieved despite continued large increases in the price of certain raw materials, particularly steel, and increases in other cost areas such as healthcare."

Mr. Robinson concluded, "The outlook for our business is favorable.  With good market fundamentals and a strong focus on our operations we believe the results for fiscal 2004 will not only exceed those of 2003, but also be ahead of the higher levels we achieved in 2000 and 2001."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements front-end loaders, backhoe and related after market parts and services.  The Company, founded in 1969, has over 1,850 employees and operates fifteen plants in

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North America and Europe as of June 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	06/30/04	06/30/03	06/30/04	06/30/03
North American
Agricultural	$31,311	$26,750	$63,413	$53,188
Industrial	31,421	29,460	58,812	55,241
European	27,084	17,326	47,307	32,478
Total Sales	89,816	73,536	169,532	140,907

Cost of sales	68,720	56,692	131,173	111,675
Gross margin	21,096	16,844	38,359	29,232
	23.5%	22.9%	22.6%	20.7%

Operating Expenses	13,200	11,635	25,449	22,641
Income from Operations	7,896	5,209	12,910	6,591
	8.8%	7.1%	7.6%	4.7%

Interest Expense	(527)	(631)	(1,042)	(1,102)
Interest Income	141	155	261	257
Other Income (Expense)	(64)	396	(895)	491

Income before income taxes	7,446	5,129	11,234	6,237
Provision for income taxes	2,614	1,861	4,098	2,304

Net Income	$4,832	$3,268	$7,136	$3,933

Net income per common share:
Basic	$0.50	$0.34	$0.73	$0.40

Diluted	$0.49	$0.33	$0.72	$0.40

Average common shares:
Basic	9,728	9,718	9,728	9,718

Diluted	9,841	9,767	9,848	9,766

Summary Balance Sheet Data

	06/30/04	12/31/03	06/30/03
Receivables	91,421	64,263	77,696
Inventories	73,420	63,579	66,064
Current Liabilities	56,771	34,706	36,968
Long Term Debt	33,702	14,379	32,616
Equity	150,258	144,067	137,121

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